Morgan Stanley Variable Investment Series -Multi Cap
Growth Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Twitter, Inc.
Purchase/Trade Date:	 11/7/2013
Offering Price of Shares: $26.000
Total Amount of Offering: 70,000,000 shares
Amount Purchased by Fund: 70,186 shares
Percentage of Offering Purchased by Fund: 0.100
Percentage of Fund's Total Assets: 0.66
Brokers:  Goldman, Sachs & Co., Morgan Stanley, JP
Morgan, BofA Merrill Lynch, Deutsche Bank Securities,
Allen & Company LLC, CODE Advisors
Purchased from:  Goldman Sachs
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.